Filed pursuant to Rule 433
Dated December 12, 2008

Relating to
Prospectus Supplement dated November 26, 2008 to
Registration Statement No. 333-131266

Floating Rate Notes Due June 2011

Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
$200,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $500,000,000 aggregate principal amount of Floating Rate Notes Due June 2011 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program issued by us on December 2, 2008 (the “Original Floating Rate Notes”).  The notes offered hereby will have the same CUSIP number as the Original Floating Rate Notes and will trade interchangeably with the Original Floating Rate Notes immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $700,000,000.

Maturity Date:	June 15, 2011
Trade Date:	December 12, 2008
Original Issue Date (Settlement):	December 17, 2008
Interest Accrual Date:	December 15, 2008 (the immediately preceding Interest Payment Date)
Issue Price (Price to Public):	100.077%, plus accrued interest from December 15, 2008
Underwriting Discounts and Commissions:	0.275% of the principal amount
All-in Price:	99.802%, plus accrued interest from December 15, 2008
Proceeds to Issuer:	$199,604,000, plus accrued interest from December 15, 2008
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.74%
Index Maturity:	One Month
Index Currency:	U.S. Dollars
Interest Payment Period:	Monthly
Interest Payment Dates:	The 15th of each month, commencing January 15, 2009
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.74%
Initial Interest Reset Date:	December 15, 2008
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Monthly
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AD2
ISIN:	US61757UAD28
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the final Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:
The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program. Please refer to the description of the guarantee under “Description of Notes—FDIC Guarantee under the Temporary Liquidity Guarantee Program” in the above-referenced Prospectus Supplement.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 26, 2008
Prospectus Dated January 25, 2006